Exhibit 10.1(P)

EMPLOYMENT AGREEMENT
Brian B. Bird

NorthWestern Corporation

This agreement (the “Employment Agreement”) outlines the general terms and conditions of NorthWestern Corporation’s (“NorthWestern” or the “Company”) employment of Brian B. Bird (“Bird”) in the capacity of Chief Financial Officer (“CFO”) of NorthWestern as follows:

1.             Position and Duties:

Bird shall serve as the Chief Financial Officer (“CFO”) of NorthWestern and shall perform such duties as are customarily associated with the position of CFO, consistent with the bylaws and policies of NorthWestern and as required by NorthWestern’s Board of Directors.  Such services shall specifically include, but not be limited to, supporting the restructuring of NorthWestern’s operations and disposal of those assets and operations that are deemed to be necessary, in the business judgment of NorthWestern and its Board.

2.             Term:

The term (“Term”) of this Employment Agreement shall be for the period commencing December 1, 2003 and ending on the earlier of Bird’s termination or the second anniversary of the effective date.

3.             Compensation:

(A)          Sign-on bonus of $150,000, subject to bankruptcy court approval, to be paid in two equal installments of $75,000 each, onto such installment on the first regular payroll date upon obtaining court approval and the other such installment on June 30, 2004.

(B)           Base salary – $275,000 per year,

(C)           Performance-based incentive – $275,000, subject to bankruptcy court approval, to be paid as follows:

(i)            $91,666.67 upon submittal of a formal restructuring plan for court consideration; and

(ii)           $91,666.67 upon court approval of the company’s restructuring plan; and

(iii)          $91,666.67 upon the effective date of the reorganization plan.

(D)          If the effective date of the reorganization plan, or a sale of the company, occurs before completion of distributions to be made under (C) above, then such distributions and payments not yet made will be fully earned and will be paid on such effective date.

(E)           To receive the compensation provided for in (A), (B) and (C) above, Bird must remain engaged as CFO of the Company.  If and to the extent that Bird’s engagement as CFO of NorthWestern has been involuntary terminated by the Company or otherwise as a result of the Chapter 11 case, Bird shall receive payments not yet made as of the termination date under Section 3(C), plus he shall receive severance in the amount of $275,000 plus the cost of insurances to be paid in equal monthly installments over a period of one year following the effective date of his termination.

4.             Expense Reimbursement:

In addition to the compensation paid as outlined in Section 3 above, NorthWestern agrees to reimburse Bird for all reasonable out-of-pocket expenses incurred by Bird in carrying out the terms of his engagement as CFO, including communication charges, travel expenses, copy expenses, delivery and distribution charges and such other reasonable costs and expenses incurred by Bird in the performance of his duties as CFO.  All reimbursements shall be made promptly after such payments accrue and are submitted to NorthWestern with appropriate documentation for the payment hereunder.

5.             Benefits:

During the Term, Bird shall be entitled to all of the following benefits offered by NorthWestern to senior executives generally; (a) participate in the Company’s benefits plan in existence as of October 1, 2003; (b) participate in or receive benefits under any other employee benefit plan or other arrangement made available by NorthWestern to any similarly situated senior management employees including long term incentives consistent with those provided to similarly situated executives and based on market comparable date for the CFO position; and (c) a relocation payment equivalent to the lesser of $20,000 (not) or reimbursement of actual expenses incurred (grossed up) in connection with costs associated with temporary living and commuting not otherwise covered by company relocation policy, all subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.  In no event shall any benefits be duplicated.  In the event NorthWestern terminates any of these benefits, the Company shall provide to Bird an alternative plan with substantially equivalent benefits in all material respects.

6.             Termination and Severance:

North Western or Bird may, at any time, terminate Bird’s continued engagement as CFO without liability or continuing obligation, by providing thirty (30) days prior written notice thereof to the other party; provided, however, that except as otherwise provided in Section 3 of this Employment Agreement, no termination of Bird’s continued engagement as CFO shall affect Bird’s right to receive, and the Company’s obligation to pay, (a) any claims for indemnification as provided for under this Employment Agreement or (b) the compensation to be paid to Bird as provided for in Section 3 of this Employment Agreement.

7.             Indemnification:

NorthWestern agrees to indemnify and hold harmless Bird against losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in connection with Bird’s engagement as CFO and will reimburse Bird for all reasonable and other expenses as incurred in connection with investigating or defending my such loss, claim, damage, liability, action or proceeding; provided, however, that NorthWestern will not be liable in any such case for losses, claims, damages, liabilities or expenses which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of Bird.

8.             Survival:

The provisions of Sections [ILLEGIBLE] and 7 of this Employment Agreement shall survive the termination or expiration of Bird’s continued engagement as CFO.

9.             Government Law:

This Employment Agreement shall be interpreted, administered and enforced in accordance with the laws of the State of Delaware, except to the extent pre-empted by Federal law.

NORTHWESTERN CORPORATION

By:	/s/ Gary Drook
Gary Drook
Chief Executive Officer

Date: November 12, 2003

/s/ Brian B. Bird
Brian B. Bird

Date: November 12, 2003

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
NORTHWESTERN CORPORATION,	:	Case No. 03-12872 (CGC)
:
Debtor.	:
:

ORDER AUTHORIZING DEBTOR TO EMPLOY BRIAN B. BIRD
AS ITS CHIEF FINANCIAL OFFICER

UPON the Motion Pursuant to §§ 105(a) and 363 of the Bankruptcy Code for Approval of Agreement to Employ Brian B. Bird as Chief Financial Officer of the Debtor (the “Motion”) filed by the above-captioned debtor (the “Debtor”) and the Court having reviewed the Motion; and having heard the statements of counsel regarding the relief requested in the Motion at a hearing with respect to the Motion; and the Court having found that it has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and due notice of the Motion having been given under the circumstances; and it appearing that no other or further notice of the Motion is necessary or required; and the Court having determined that the relief requested in the Motion is in the best interests of the Debtor, its estate, its creditors and other parties-in-interest; and after due deliberation and sufficient cause appearing therefor, it is hereby

ORDERED, that all objections to the Motion have been overruled and the Motion(1) is GRANTED; and it is further

ORDERED, that the Debtor is hereby authorized to employ Brian B. Bird as its chief financial officer on the terms set forth in that certain Amended and Restated Employment

(1)           Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Motion.

Agreement, attached hereto as Exhibit A (the “Amended and Restated Agreement”); and it is further.

ORDERED, that entry of this Order is not intended to and does not affect the jurisdiction of the Montana Public Service Commission (the “MPSC”) to the extent such jurisdiction exists and any determination that the MPSC may make with respect to the subject matter of this Order pursuant to its jurisdiction, including but not limited to any treatment of the compensation for rate-making purposes; and it is further

ORDERED, that this order shall take effect immediately upon its entry; and it is further

ORDERED, that this Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this order.

Dated:	Wilmington, Delaware
	Jan 13, 2004	/s/ [ILLEGIBLE]
UNITED STATES BANKRUPTCY JUDGE

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